Solutions Engagement Agreement
— Professional Services to be provided WDMG —

This Base Agreement for professional services solutions (“Base Agreement”) dated below ("Effective Date"), between IT/IS Telecom, Inc. ("Supplier" or “IT/IS”) and Winsonic Digital Media Group, Ltd. ("Buyer" or “WDMG”) establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Deliverables and Services described in SOWs issued under this Base Agreement. Deliverables and Services acquired by Buyer or one of Buyer’s customers (“Customer”) on or after the Effective Date will be covered by this Base Agreement.

This Base Agreement will remain in effect until terminated.

1.0 Background

WDMG and IT/IS have been in discussions regarding developing an integrated enterprise plan for and providing general management consulting services to the WDMG corporate enterprise (“Enterprise”) and its subsidiaries (“Component Companies”).

1.1 Buyer Information

Company:	Winsonic Digital Media Group, Ltd.
Name:	Mr. Winston D. Johnson
Title:	Chairman and CEO
Address:	101 Marietta Street, Suite 2600
City, State ZIP:	Atlanta, Georgia 30303

1.2 Supplier Information

Company:	IT/IS Telecom, Inc.
Name:	Mr. Robert A. Hebert
Title:	President
Address:	464 Park Avenue
City, State ZIP:	Atlanta, Georgia 30312

IT/IS and its predecessor: the former Ultrapro International, Inc., global telecom consulting organization (1989 to 2003) — have supported over 75 communications-based companies in over 50 countries. IT/IS began absorbing the Ultrapro International, Inc. consultants in 2003.

The IT/IS organization now consists of over 100 hundred team members that average over 35 years of management and technical experience in the telecommunications (“Telecom” or “telecom”), information technology and information systems areas. Our team encompasses experience in telecom billing, operations, marketing and network engineering, telecom product and services, and major mission-critical system and platform migrations – from legacy networks, process and systems to “next-generation” networks (NGN), and “NextGen” BSS and OSS technologies and systems.

Solutions Engagement Agreement
— Professional Services to be provided WDMG —

Our people bring a common mindset to their work assignments, namely, helping our clients’ technology or process initiatives achieve their business objectives. The vast majority of them have worked as Telecom industry operations managers, and have experienced consulting services provided to them by others … running the gamut — from short-term advisors who depart before the implementation begins, to consultants who are selling a standard proprietary approach to any problem. In our case, our philosophy is to remain committed to supporting clients with customized solutions throughout the entire lifecycle of an initiative.

IT/IS integrates (A) world-class telecommunications, information technology, and information systems subject matter expertise with (B) deep and broad managerial and operational experience in the industry. Our expertise encompasses Telecom industry-focused organizational, technology, operational, systems and financial issues.

Company Mission

Our company’s mission is to develop, deliver and help institutionalize solutions focused on Information Networks and associated Business Processes/Systems that help clients:

•	Align organization policy and strategic goals and objectives with Implementation plans and deliverables
•	Manage Transformational Change
•	Identify areas where they would focus to operationalize their strategic plans
•	Manage and operate integrated resources more efficiently and effectively
•	Improve and manage communications and information exchange
•	Increase security of their enterprise, networks and applications

IT/IS can assist clients in identifying and addressing critical enterprise questions and issues for our communications industry clients — with a clear understanding of their business realities — before the issues become "critical path" stumbling blocks for the client. We do not sell 'one size fits all' solutions or offer theoretical advice. Rather, we are committed to providing and implementing unique, customized or off-the-shelf solutions that are appropriate for a company’s business. These experiences have focused on improving clients’ experiences regarding Network Technology, and associated Business Processes, including ordering, provisioning, customer care and billing.

Our solutions have involved various organizational and technical strategies, ranging from legacy “surrounds” to migration of several legacy systems into a single existing platform or to a new platform. We understand the critical business operations and client issues associated with this type of migration, as well as the technical and process issues.

IT/IS’ expertise can naturally support client efforts to help their end-user customers create significant value from key initiatives. We can assess where value can be created from improvements to existing operations, or help optimize the future value of a client’s new initiatives.

Our combined experience and focus on creating actual value optimally enables us to support our clients through all phases of an initiative’s lifecycle. Because of our operational experience in the communications industry, we do not simply repackage information that already exists. Rather, we bring experience and judgment to improve initiatives.

This “Strategy” thru “Management Framework” thru “Implementation and Operations” approach enables IT/IS to develop a long-term relationship as our client’s strategic partner, which best allows the client to have continuing success over the course of the client relationship.

Solutions Engagement Agreement
— Professional Services to be provided WDMG —

Our People – Mindset, Experience, Focus

IT/IS team members have been successfully providing value to a variety of communications company business enterprises, as employees and consultants, for many decades. Our team members have lived through a period with major changes in industry structure (regulated monopoly or PTT to competitive markets), major changes in technology (analog to digital, copper to fiber, centralized to distributed to web-enabled computing, wireline to wireless, voice grade to wideband, connection-oriented to IP-based), and recognize that effective processes and operations are critical to serving a client base. Moreover, the recent industry downturn renewed emphasis on selecting those programs and projects that provide significant opportunities for creating shareholder value and improving financial results.

International Markets Experience

IT/IS consultants have worked with telecommunications operations in several dozen foreign countries.

Argentina Australi *	Hondura Indi	Slovak South Africa
Belgiu Bermud * Bolivi *	Indonesi * Irelan * Ital *	South * Spai * Swede
Brazi Canad *	Japa Kazakhsta	Switzerlan Thailan
Chin	Latvi	Taiwa *
Colombia	Mexico *	Turkmenista
Costa	Monaco	Ukrain *
Czech *	Netherland *	United
El Finlan	Nicaragu Panam	United * Uzbekista
Franc * Germany Guatemal	Philippine Polan Russi *	Venezuel * Vietna

* Significant in country

Overview of Consulting Services
• NextGen SDP / NGN / BSS / OSS	• Architecture Planning
• Processes/Systems Planning & Development	• Network Validation Testing
• Project Management	• Operational Readiness Testing
• Network, Systems, Enterprise Integration	• Vendor Selection and Management (IV&V)
• Complex Program Support	• Technology Assessment
• Organization Re-engineering and Design	• Technology Insertion Support
• Strategic Planning	• Business Case Formulation
• Quality Assurance	• Demand Forecasting
• Transition Planning and Management	• Revenue Assurance
• Business Readiness Testing	• Information Assurance

Solutions Engagement Agreement
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1.3 Key IT/IS Representatives

Robert A. Hebert Esq.

CEO of IT/IS Telecom Solutions

He has 24 years of experience in Media, IT and Telecom executive management and consulting. Since 1991 he has been involved in various new media and telecom-related ventures and advisory activities, and structured and participated in several industry-related ventures involving companies such as Quincy Jones-David Salzman and AT&T Wireless (1994-1995). From 1991-93 he was Special Counsel to the former Mayor of Atlanta, and Chairman of the Mayor’s Commission on the Atlanta Entertainment Industry. Mr. Hebert’s last firm, Communications & Information Technology Partners, LLC, was co-founded in 1995 with the late Dr. John Patrick Crecine. Mr. Hebert formerly was Of Counsel to the Corporate Technology Department of Atlanta-based Powell, Goldstein, Frazer & Murphy, helping to develop the firm’s New Media and telecommunications practice focus (1993-1995).

Kenneth L. Garrett

Vice Chairman of IT/IS Telecom Solutions

He is the former President of the AT&T Global Network Organization. He has more than 35 years experience in the telecom industry and a broad base of experience in strategic business planning, process development and testing, operations, quality management, engineering, and technology assessment. As President of AT&T’s Global Network Operations, he was responsible for designing, building, and operating of that company’s core voice and data telecommunications networks. He led a major transformation in both the networks and the organization to achieve dramatic improvements in customer service, operating costs, asset utilization, and technology insertion.

Dr. Bernard Yaged

Executive Vice President of IT/IS Telecom Solutions

He is the former Head of AT&T Capital Planning. He is a 40-year veteran of the telecommunications industry. He has been a leading international consultant in the area of mining data to allow for bottoms-up development of financial and business planning models to optimize future operations, development of methodologies for preparing efficient price catalogs, and engineering of proposed solutions. He has executive experience in planning, modeling and management of telecom and computer software enterprises.

Prior to joining IT/IS in 1999, he was an executive and senior management consultant in the telecommunications and software industries (with Bell Laboratories, AT&T, Computer Associates and Ultrapro International, Inc.). Past work has focused on identifying key business problems, analyzing alternatives, and providing solutions. He has worked as a senior consultant to numerous companies.

•
As Head of AT&T Capital Planning, he spearheaded the effort to move capital budgeting from an engineering-oriented activity to one focused on creating value for the company. He also led the corporate financial division responsible for consolidated financial reporting.

•	At Bell Laboratories he was involved in creating efficient network architecture plans, planning for technology evolution, and performing financial analyses on major projects.

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— Professional Services to be provided WDMG —

•	At Computer Associates he managed product design and quality assurance efforts for several software products.

During the last 2 decades, Dr. Yaged has built upon prior work experiences and developed new skills to help effectively manage information crucial to the success of an enterprise. He has developed custom applications that use information from large databases to provide custom solutions that managers can use to improve performance. Advances in the capability of PCs have enabled the creation of easy-to-build, and easy-to-use “data boutiques”. Powerful spreadsheet tools of moderate size can be created using Excel to perform data quality audits. Rapid prototyping can be used to isolate problems and test various solutions before implementing in large databases.

The import of these new PC-based approaches is that Company Management can successfully utilize parametric business models to monitor operations and process improvement efforts. Periodic data extracts from operational databases can be used to highlight process or systems flaws. Root cause analysis can help in the selection of solutions. Process and/or information quality health-checks can bring continued improvements to enterprise operations.

Areas of Specialized Expertise

• Process modeling/improvement	• Database improvement
• Mathematical modeling	• Engineering economics
• Data mining/OLAP tools	• Data-based business solutions
• Business decision models	• Cash flow analysis
• Data quality auditing	• Rapid prototype development
• Financial models	• Capital project prioritization

1.4 General Scope of Work

Under Mr. Hebert‘s executive leadership, IT/IS team will provide: (1) additional perspectives and insight into the overall goals and objectives driving the WDMG business plan and how the company might deal with its various corporate objectives, and (2) Subject Matter Experts (SMEs) to assist in the overall development effort. These SMEs will be available to assist in:

•	the overall business planning effort
•	the development of the WDMG enterprise and operations plan
•	the development of descriptions of the functions and cost factors for the enterprise
•	development of a comprehensive financial planning model
•	the coordination and integration of the various Component Company sub-enterprises
•	ongoing management consulting services

IT/IS has developed an overall approach to the creation of a Telecommunications-based Enterprise, based on a management and organizational framework and business model that contains various functional groupings. The functions within this framework must all be addressed to form an effective Enterprise Operation. Therefore, business functions, technical functions, service/product functions and support functions require skilled personnel to support the enterprise. The immediate needs are to plan the WDMG Enterprise sufficiently, to develop strategic, operations, and cost information for internal assessment, and to provide an integrated business plan suitable for external review. The planning needs also encompass addressing several critical functions.

Solutions Engagement Agreement
— Professional Services to be provided WDMG —

The glue that holds a newly-created or evolving enterprise together is mostly made up of process and methodologies linked with agreed upon deliverables. Those deliverables will be driven by metrics and performance requirements — stated in contracts or service level agreements … with both internal and external customers and suppliers.

An additional major functional element, in addition to business and technical functions (including processes & methodologies - which makes the enterprise bond and operate as an enterprise), is the systems. Some systems are necessary to support the business functions, maybe a different set of systems to support the infrastructure and services and yet another set which would support the sales, marketing, inventory and customer needs. If well planned, these systems will be under control of a common software structure that enables them to operate as one centralized support environment.

Initially – then on an ongoing basis to keep the newly created enterprise addressing technical and business needs, processes have to be put in place to accept new systems requirements; configuration tools need to be put into place to make service and infrastructure changes transparent to the client set. Transaction processing capabilities need to be implemented to allow for business personnel to understand to efficiency of the enterprise; similar transactional requirements are needed for accounting and billing.

Based on IT/IS’ experience with many projects similar to this enterprise development effort (with multiple parts and work activities that must be coordinated and integrated within a constrained time window), we will likely recommend that WDMG accept our proposal to support WDMG’s definition of an effective set of processes and systems and create the enterprise (model, methodologies, processes & linkages), again in enough detail to describe the benefits and quantify the costs of the WDMG Enterprise Operation.

Under this Base Agreement and future Statements of Work (SOWs), IT/IS will:

1. Provide leadership support and resources as appropriate to facilitate the development of the necessary planning effort, covering:

•	Strategies impacting ongoing operations

•	Component company and management roles and responsibilities

•	WDMG integrated operations plan

•	WDMG service descriptions, including customer care and billing objectives

•	WDMG cross-functional services

•	Customer care objectives

•	Sales planning

2. Provide leadership support and resources to:

•	Analyze operating requirements

•	Determine those functions that are best performed by the WDMG Enterprise, Component Companies and 3rd party providers

3. Support the Leadership of an integrated team to create a proposed WDMG Enterprise organization plan that will enable successful implementation and ongoing management of the proposed enterprise. Notably, the recommended organization will support the following functional areas and additionally always keep an awareness of MBE goal attainment:

Solutions Engagement Agreement
— Professional Services to be provided WDMG —

•	Strategy, Product and Solutions Development

•	Network and Computing Infrastructure Engineering & Implementation

•	Business Intelligence

•	Marketing & Product Planning

•	Network and Computing Infrastructure Maintenance & Monitoring

•	Legal & Regulatory

•	Managed Services Infrastructure Planning

•	Sales

•	Managed Services Infrastructure Implementation

•	Customer Billing & Inquiry

•	Information Technologies

•	Service and Solutions Provisioning

•	Industry Customer Billing

•	Service and Solutions Maintenance

•	Network, Service and Solutions Planning

•	Vendor Management

•	Customer and Network Care

•	Enterprise Support Functions

•	Contract Management

•	Procurement Management

•	Inventory Management

•	SLA Management

•	Quality Management

Successful achievement of the objectives will assist WDMG as follows:

•	Development of an Integrated WDMG Enterprise Framework / Model

•	Develop a WDMG Management and Operational Framework of processes & methodologies in support of the above model

•	Develop a set of roles and responsibilities in support of the above enterprise model

•	Suggest Systems Support options

•	Suggest 3rd Party outsourcing options

•	Create a value description of the WDMG Enterprise

•	Suggest Network / Customer Care Options

Solutions Engagement Agreement
— Professional Services to be provided WDMG —

•	Provide Enterprise Cost information

•	Provide the Enterprise Operations finance model

•	Facilitate sessions to develop WDMG positions and strategies vis-à-vis the Enterprise

•	Facilitate sessions with Component Companies to gain their alignment with WDMG Enterprise strategies, functions, and operations

•	Working with the WDMG transition team in providing assistance in developing a smooth transition plan to transition from the present WDMG enterprise environment to the newly-formed WDMG Enterprise

2.0 Statements of Work

Supplier will provide Deliverables and Services as specified in the relevant SOW only when specified in a Work Authorization ("WA"). Supplier will begin work only after receiving WA from Buyer. Buyer may request changes to a SOW and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties.

3.0 Pricing

Supplier will provide Deliverables and Services to Buyer for the Prices. Except for pre-approved expenses specified in the relevant SOW, the Prices for Deliverables and Services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer. Supplier is not entitled to payment under this Agreement for activities also covered by a Business Partner Agreement with Buyer.

4.0 Payments and Acceptance Terms

Buyer shall pay Suppler a $25,000 retainer.

Otherwise, terms for payment for services will be specified in the relevant SOW and/or WA. Payment of invoices will not be deemed acceptance of Deliverables or Services, but rather such Deliverables or Services will be subject to inspection, test, acceptance or rejection in accordance with the acceptance or completion criteria as specified in the relevant SOW and/or WA. Buyer or Customer may, at its option, either reject Deliverables or Services that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyer’s written instruction, to repair or replace such Deliverables or re-perform such Service, without charge and in a timely manner.

5.0 Warranties

5.1 Ongoing Warranties

Supplier makes the following ongoing representations and warranties:

(a)
it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligation, including any between Supplier and its end-users; or any law, regulation or ordinance to which it is or becomes subject;

(b)	it is incorporated or organized as a corporation;

(c)	no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s rights under this Agreement;

Solutions Engagement Agreement
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(d)	Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party;

(e)	all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law;

(f)	Services will be performed using reasonable care and skill and in accordance with the relevant SOW and/or WA; and

(g)
it will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and other protections for the Personal Data, and will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession.

5.2 Standard Warranties

THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.3 Warranty Redemption

Subject to Section 8.0 Supplier Liability for Third Party Claims, if Deliverables or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Deliverables or re-perform Services, without charge and in a timely manner. If Supplier fails to do so, Buyer or Customer may repair or replace Deliverables or re-perform Services and Supplier will reimburse Buyer for actual and reasonable expenses. Any reimbursement for Program Products pursuant to the foregoing sentence shall be limited to two times the amount of license fees and maintenance services specified in the SOW.

6.0 Delivery

Deliverables or Services will be delivered as specified in the relevant SOW and/or WA. Buyer may cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW and/or WA. Risk of loss and title to any tangible property will pass to Buyer or Buyer’s Customer at the delivery point. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:

(a)	cancel without charge Deliverables or Services not yet delivered; and

(b)	exercise all other remedies provided at law, in equity and in this Agreement.

7.0 Intellectual Property

7.1 Work Made for Hire

All Developed Works belong exclusively to Buyer or Customer and are works made for hire. If any Developed Works are not considered works made for hire owned by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer or Customer.

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7.2 Preexisting Materials

Supplier will not include any Preexisting Materials in any Deliverable unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of Preexisting Materials and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense Preexisting Materials or their derivative works, and to grant others the rights granted in this Subsection.

7.3 Tools

Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of Tools, and to use, have used, execute, reproduce, transmit, display and perform Tools or their derivative works. The rights and licenses granted by Supplier to Buyer under this subsection include the right of Buyer to authorize others to exercise any of the rights granted to Buyer in this Subsection.

7.4 Invention Rights

Supplier owns Inventions. Supplier grants to Buyer and Customer an irrevocable, nonexclusive, worldwide, perpetual, paid-up license under Inventions (including any patent applications filed on or patents issued claiming Inventions). The license scope is to make, have made, use, have used, sell, license or transfer items and to practice and have practiced methods.

7.5 Joint Invention Rights

The parties will jointly own all Joint Inventions and resulting patents. Either party may license others under Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) without accounting to or consent from the other.

7.6 Perfection of Copyrights

Upon request, Supplier will provide to Buyer a "Certificate of Originality" or equivalent documentation to verify authorship of Deliverables. Supplier will confirm assignment of copyright for Developed Works using the "Confirmation of Assignment of Copyright" form and will assist Buyer in perfecting such copyrights.

7.7 Perfection of Invention Rights

Supplier will identify all countries in which it will seek patent protection for each Invention. Supplier authorizes Buyer to act as its agent in obtaining patent protection for the Inventions in countries where Supplier does not seek patent protection. Supplier will, at Buyer’s expense, assist in the filing of patent applications on Inventions and have required documents signed.

7.8 Trademarks

This Agreement does not grant either party the right to use the other party’s or their Affiliates’ trademarks, trade names or service marks.

7.9 Patents

Supplier grants to Buyer a nonexclusive, worldwide, perpetual, irrevocable, and paid-up license under any patents and patent applications licensable by Supplier to make, have made, use, have used, import, export, sell, and otherwise transfer the Deliverables and use the Services to the extent authorized in this Agreement.

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7.10 Program Products

Customer will receive a license agreement from Buyer or Supplier for Program Products, to which Buyer is not a party nor liable for violations. If a Program Product is available under an existing Buyer agreement, the terms of that agreement will control distribution of that Program Product. Buyer may install and test Program Products for Customer without charge. For recurring charge licenses, Buyer will notify Supplier when to begin invoicing Customer, if applicable.

8.0 Supplier Liability for Third Party Claims

8.1 General Indemnification

Supplier will defend, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.

8.2 Intellectual Property Indemnification

Supplier will defend, or at Buyer’s option cooperate in the defense of, hold harmless and indemnify, including legal fees, Buyer, Buyer Personnel and Customer from third party claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:

1. obtain for Buyer and Customer the right to continue to use, sell and license the Deliverables and Services consistent with this Agreement;

2. modify Deliverables and Services so they are non-infringing and in compliance with this Agreement;

3. replace the Deliverables and Services, or other affected Deliverables or Services, with non-infringing ones that comply with this Agreement; or

4. at Buyer's request, accept the cancellation of infringing Services and the return of infringing Deliverables and refund any amount paid. Buyer will give Supplier prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims.

8.3 Exceptions to Indemnification

Supplier will have no obligation to indemnify Buyer, Buyer Personnel or Customer for claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of:

(a)
Buyer’s or Customer’s combination of Deliverables or Services with other products or services not reasonably foreseeable by Supplier and such infringement or claim would have been avoided in the absence of such combination;

(b)	Supplier’s implementation of a Buyer originated design and such infringement or claim would have been avoided in the absence of such implementation; or

(c)	Buyer’s or Customer’s modification of the Deliverables and such infringement or claim would have been avoided in the absence of such modification.

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9.0 Limitation of Liability between Supplier and Buyer

In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of Supplier provided in Section 8.0 Supplier Liability for Third Party Claims. In no event will either party be liable for the respective actions or omissions of its Affiliates under this Agreement.

10.0 Supplier and Supplier Personnel

Supplier is an independent contractor and this Agreement does not create an agency, partnership, or joint venture relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:

(a)	ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;

(b)	be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel;

(c)	inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval; and

(d)
ensure Supplier Personnel performing Services on Buyer’s or Customer’s premises comply with Buyer’s On Premises Guidelines and upon request, provide Buyer, for export evaluation purposes, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export reasons.

11.0 Insurance

Supplier will maintain at its expense normal and customer insurance coverage.

12.0 Term and Termination

12.1 Termination of this Base Agreement

Either party may terminate this Base Agreement, without any cancellation charge, for a material breach of the Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Base Agreement without Cause when there are no outstanding SOWs or WAs.

12.2 Termination of a SOW or WA

Buyer may, upon written notice to Supplier, terminate a SOW or WA:

(a)	with Cause effective immediately; or

(b)	without Cause.

Upon termination, in accordance with Buyer’s written direction, Supplier will immediately: (i) cease work; (ii) prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services; (iii) deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or WA; and (iv) deliver upon request any work in process.

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In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination provided Supplier uses reasonable efforts to mitigate Buyer’s liability under this Subsection by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled Deliverables (including raw materials or work in process) and provided such expenses do not exceed the Prices.

13.0 General

13.1 Amendments

This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

13.2 Assignment

Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.

13.3 Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action

This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the relevant agreement or PA is located, except that the laws of the State of Georgia applicable to contracts executed in and performed entirely within that State will apply if any part of the transaction is performed within the United States. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two (2) years from the date on which the cause of action arose.

13.4 Communications

All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant SOW.

13.5 Counterparts

This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

13.6 Exchange of Information

All information exchanged is non confidential. If either party requires the exchange of confidential information, it will be made under a separate signed confidentiality agreement between the parties. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing obtains any confidentiality treatment available.

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Supplier will use information regarding this Agreement only in the performance of this Agreement. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such information in connection with this Agreement.

13.7 Freedom of Action

This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Deliverables or Services and is not obligated to announce or market any Deliverables or Services and does not guarantee the success of its marketing efforts, if any.

13.8 Force Majeure

Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

13.9 Obligations of Affiliates

Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

13.10 Prior Communications and Order of Precedence

This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:

(a)	the quantity, payment and delivery terms of the relevant WA;

(b)	the relevant SOW;

(c)	this Base Agreement; and

(d)	the remaining terms of the relevant WA.

13.11 Record Keeping and Audit Rights

Supplier will maintain (and provide to Buyer upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant SOW and/or WA. All accounting records will be maintained in accordance with generally accepted accounting principles.

13.12 Severability

If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.

Solutions Engagement Agreement
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13.13 Survival

The provisions set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: "Ongoing Warranties", "Intellectual Property", "Supplier Liability for Third Party Claims", "Limitation of Liability between Supplier and Buyer", "Record Keeping and Audit Rights", "Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action", "Exchange of Information", and "Prior Communications and Order of Precedence."

13.14 Waiver

An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

Acceptance

The foregoing proposal is accepted and agreed to by WDMG and IT/IS on whose behalf each of the undersigned is duly authorized to execute and deliver this Acceptance and by signing this; the undersigned signify their intent to enter into a contract for the completion of the work described above.

Solutions Engagement Agreement
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ACCEPTED FOR WINSONIC DIGITAL MEDIA GROUP, LTD.

AUTHORIZING SIGNATURE

NAME	Winston D. Johnson

TITLE	Chief Executive Officer

DATE	August __, 2008

ACCEPTED FOR IT/IS TELECOM, INC.

AUTHORIZING SIGNATURE

NAME	Robert A. Hebert

TITLE	Chief Executive Officer

DATE	August __, 2008

Solutions Engagement Agreement
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DEFINITIONS

"Affiliates" means entities that control, are controlled by, or are under common control with a party to this Agreement.

"Agreement" means this Base Agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), and other attachments or appendices specifically referenced in this Agreement.

“Business Partner Agreement” means an agreement executed between Buyer and Supplier to promote, market, and support certain products and services.

"Customer" means Buyer’s customer.

"Deliverables" means items that Supplier prepares for or provides to Buyer or Customer as described in a SOW. Deliverables include Equipment, Program Products, Developed Works, Preexisting Materials and Tools.

"Developed Works" means all work product (including software and its Externals) developed in the performance of this Agreement as described in a SOW and does not include Preexisting Materials, Tools, Program Products, or items specifically excluded in a SOW.

"Equipment" means a machine, its features, elements, cables, or accessories, including the documentation required to install, support, use, and maintain it.

"Externals" means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any programming interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.

"Inventions" means ideas, designs, concepts, techniques, inventions, discoveries or improvements, whether or not patentable, conceived or reduced to practice by Supplier or Supplier Personnel in performance of this Agreement.

"Joint Inventions" means Inventions made by Supplier or Supplier Personnel with Buyer Personnel.

"Participation Agreement" or "PA" means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA.

"Personnel” means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.

"Preexisting Materials" means items including their Externals, contained within a Deliverable, in which the copyrights are owned by a third party or that Supplier prepared or had prepared outside the scope of this Agreement. Preexisting Materials exclude Program Products and Tools, but may include material that is created by the use of Tools.

"Prices" means the agreed upon payment and currency for Deliverables and Services, including all applicable fees, payments and taxes, as specified in the relevant SOW and/or WA.

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"Program Products" means Supplier’s commercially available software and the documentation required to install, support, use, and maintain it.

"Services" means work that Supplier performs for Buyer as described in a SOW.

"Statement of Work" or "SOW" means any document that:

1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement; and
4. describes the Deliverables and Services, including any requirements, specifications or schedules.

"Tools" means software that is not commercially available, and its Externals, required for the development, maintenance or implementation of a software Deliverable other than a Program Product.

"Work Authorization" or "WA" means Buyer’s authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.